Exhibit 99.6

Consent to be Named as a Director Nominee

In connection with the filing by D-Wave Quantum Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of D-Wave Quantum Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: May 27, 2022	/s/ Michael Rogers
Michael Rogers